                                                                     EXHIBIT 3.1

                            AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION

                                     OF

                           TIER TECHNOLOGIES, INC.

     James L. Bildner and George K. Ross do hereby certify that:

     FIRST: They are the duly elected and acting Chairman of the Board and Chief Executive Officer, and Executive Vice President and Chief Financial Officer, respectively, of TIER TECHNOLOGIES, INC., a California corporation (the "Corporation").

     SECOND: The Articles of Incorporation of this corporation are amended and restated in full to read as follows:

                                  ARTICLE I

     The name of the Corporation is TIER TECHNOLOGIES, INC.

                                 ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                 ARTICLE III

     A. AUTHORIZED CAPITALIZATION. The Corporation is authorized to issue three classes of shares designated "Class A Common Stock," "Class B Common Stock" and "Preferred Stock," respectively. The total number of shares of all classes of stock that the Corporation shall have authority to issue is forty-eight million, eight hundred thirty-eight thousand, eight hundred nine (48,838,809) shares. The number of shares of Class A Common Stock that the Corporation is authorized to issue is one million, six hundred fifty-nine thousand, seven hundred sixty-two (1,659,762) shares. The number of shares of Class B Common Stock that the Corporation is authorized to issue is forty-two million, six hundred thousand (42,600,000) shares. The number of shares of Preferred Stock that the Corporation is authorized to issue is four million, five hundred seventy-nine thousand, forty-seven (4,579,047) shares.

     B. PREFERRED STOCK. The Preferred Stock may be issued from time to time in one or more series. Except as otherwise provided in this Article III, the Board of Directors is hereby authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock, and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in this Article

III or any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of any series subsequent to the issuance of shares of that series.

     C. CLASS A COMMON STOCK. The shares of Class A Common Stock and shares of Class B Common Stock shall be identical in all respects and shall have equal rights and privileges, except as set forth in this paragraph C and in paragraph D of this Article III. Upon dissolution of the Corporation, the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets thereof that may be available for distribution after satisfaction of creditors and the payment of any liquidation preference of any outstanding shares of Preferred Stock.

         1.  DIVIDENDS.

             (a) Subject to the provisions of Section C.1(b) below with respect to dividends or distributions in shares of Class A Common Stock or shares of Class B Common Stock: (i) such dividends or distributions as may be determined from time to time may be declared and paid or made upon each share of Class A Common Stock out of any source at the time lawfully available for the payment of dividends, provided that concurrently identical dividends or distributions are declared and paid or made upon each share of Class B Common Stock and (ii) such dividends or distributions as may be determined from time to time may be declared and paid or made upon each share of Class B Common Stock out of any source at the time lawfully available for the payment of dividends, provided that concurrently identical dividends or distributions are declared and paid or made upon each share of Class A Common Stock.

             (b) No dividend may be declared or paid or made upon any share of the Corporation in shares of Class A Common Stock. In the event that a dividend or distribution is declared and paid or made upon shares of Class A Common Stock in shares of Class B Common Stock, concurrently an identical dividend or distribution must be declared and paid or made upon each share of Class B Common Stock in shares of Class B Common Stock and in the event that a dividend or distribution is declared and paid or made upon shares of Class B Common Stock in shares of Class B Common Stock, concurrently an identical dividend or distribution must be declared and paid or made upon each share of Class A Common Stock in shares of Class B Common Stock.

         2. STOCK COMBINATIONS AND SUBDIVISIONS. The Corporation shall not effect a combination (reverse stock split) or a subdivision (stock split) of either the Class A Common Stock or the Class B Common Stock except in compliance with the following: (i) the Class A Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class B Common Stock, (ii) the Class B Common Stock shall not be combined or subdivided unless at the same time there is a proportionate combination or subdivision of the Class A Common Stock and (iii) neither the Class A Common Stock nor the Class B Common Stock shall be combined or subdivided unless an amendment to these Amended and Restated Articles of Incorporation is approved by (in addition to any other approval by holders of shares of the Corporation which may be required) the holders of shares of Class B Common Stock as provided in subsection D.3(c) of this Article III.

          3.  VOTING.  Subject to the provisions of subsection D.3 of this
Article III and except as otherwise required by applicable law related to class voting rights, the holders of Class A Common Stock shall vote together with the holders of Class B Common Stock as a single class, provided that the holders of Class A Common Stock shall have ten (10) votes per share and the holders of Class B Common Stock shall have one (1) vote per share on all matters that may be submitted to a vote or consent of the shareholders. Without limiting the generality of the foregoing:

              (a) With respect to the election of Directors (whether such election is by vote at a meeting of shareholders or by written consent of shareholders), the holders of Class A Common Stock and Class B Common Stock shall be entitled, voting as a single class to elect the remaining Directors not subject to the priority right of the holders of Class B Common Stock to elect one or more Directors as set forth in Subsection D.3(a) of this Article
III. Vacancies on the Board of Directors created by (i) the death, resignation or removal of a Director who was elected by the holders of Class A Common Stock and Class B Common Stock voting as a single class or (ii) an increase in the authorized number of Directors if such vacancy is not to be filled by the holders of Class B Common Stock voting as a separate class in accordance with Section D.3(a) of this Article III, may be filled by those Directors (acting by majority vote, though less than a quorum, or by the act of a sole remaining Director) who were elected by the holders of Class A Common Stock and Class B Common Stock voting as a single class.

              (b) Except as may otherwise be required by law, any Director elected by the holders of Class A Common Stock and Class B Common Stock voting as a single class, or who was elected by those Directors who were elected by the holders of Class A Common Stock and Class B Common Stock voting as a single class to fill a vacancy, may be removed from office with or without cause by the holders of shares of Class A Common Stock and Class B Common Stock voting as a single class, provided that, to the extent permitted by applicable law, any such Director may be removed for cause by the Board of Directors.

          4.  CONVERSION.

              (a) Each share of Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class A Common Stock, into one fully paid and non-assessable share of Class B Common Stock.

              (b) Each share of Class A Common Stock shall automatically be converted into one share of Class B Common Stock in the event that the record or beneficial ownership of such share of Class A Common Stock shall be transferred in any manner or for any reason, voluntarily or involuntarily, by operation of law or otherwise, provided, however, that if the beneficial or record ownership
                  ------------------
of such share of Class A Common Stock is transferred (i) by any holder of Class A Common Stock to a voting trust created for the holders of Class A Common Stock ("Voting Trust"), (ii) from such Voting Trust to the holder that transferred such share of Class A Common Stock into the Voting Trust, or (iii) to any person who was the beneficial holder of fifteen percent (15%) or more of the issued and outstanding shares of Class

A Common Stock (and who was also either the record holder of such shares of Class A Common Stock or the record holder of one or more voting trust certificates ("Voting Trust Certificates") for such shares of Class A Common Stock held in the Voting Trust) as of the date of filing of these Amended and Restated Articles of Incorporation with the California Secretary of State (the "Filing Date"), regardless of the number of such shares of Class A Common Stock, if any, held by such person on any subsequent date (each such person being referred to as a "15% Class A Holder"), (including, for purposes of this clause
(iii), transfers to 15% Class A Holders which occur by means of a transfer of record or beneficial ownership of one or more Voting Trust Certificates), then such share of Class A Common Stock which is transferred as described in clause
(i), (ii) or (iii) shall not be converted into a share of Class B Common Stock, and provided, further, that any share of Class A Common Stock which is
                      ----------------------
transferred as described in clause (i), (ii) or (iii) shall remain subject to the provisions of this Section C.4 of Article III. A pledge of Class A Common Stock as security for an obligation of a holder of such stock shall not be considered a transfer for purposes of this paragraph, unless and until beneficial ownership is transferred to the pledgeholder. The conversion into Class B Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer, and the person or persons entitled to receive shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock on that date. For purposes of this Section C.4 of Article III, "beneficial ownership" shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the Filing Date.

          (c) Before any shares of Class B Common Stock shall be delivered upon conversion, the holder of shares of Class A Common Stock whose shares have been converted into Class B Common Stock shall deliver the certificate(s) representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such conversion), specifying the place where the Common Stock issued in conversion thereof shall be sent. The endorsement of the certificates shall be in a form satisfactory to the Corporation or such agent, as the case may be.

          (d) The Corporation shall, at all times, reserve and keep available out of the authorized and unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Class B Common Stock shall not be sufficient to effect conversion of the then outstanding Class A Common Stock, the Corporation shall take such corporate action as may be necessary to increase the number of authorized and unissued shares of Class B Common Stock to such number as shall be sufficient for such purposes.

          (e) The Corporation shall pay any and all issuance and other taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock on conversion of Class A Common Stock. The Corporation shall not, however, be required to pay any tax which may be payable with respect to the issuance of any Class B Common Stock in a name other than that in which the Class A Common Stock so converted was registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

             (f) All shares of Class B Common Stock which may be issued upon conversion of the shares of Class A Common Stock will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

             (g) All certificates representing shares of Class A Common Stock surrendered for conversion or otherwise acquired by the Corporation (all such shares being referred to as "Converted Shares") shall be appropriately canceled on the books of the Corporation. Such shares shall not be reissuable by the Corporation and the authorized number of shares of Class A Common Stock of the Corporation shall be reduced by such amount. Within ninety (90) days after each anniversary of the Filing Date referred to in subsection C.4(b) of this Article III the Corporation shall file with the California Secretary of State an amendment (a "Reduction Amendment") to these Amended and Restated Articles of Incorporation to reflect the reduction in the authorized number of shares of Class A Common Stock by an amount equal to the number of Converted Shares which have become Converted Shares since the most recent to occur of the Filing Date or the date of filing of the immediately prior Reduction Amendment or other amendment to these Amended and Restated Articles of Incorporation ("Other Amendment") (such shares being referred to as "New Converted Shares"), provided
                                                                       --------
that, (i) the Corporation shall not be required to file a Reduction Amendment
-----
unless the number of New Converted Shares shall equal at least 50,000 (adjusted for any stock dividends, combinations or subdivisions subsequent to the Filing
Date), (ii) if on any occasion the Corporation shall elect to file an Other Amendment, then it shall include in such Other Amendment provisions to reflect any reduction in the authorized number of shares of Class A Common Stock due to such shares having become New Converted Shares since the most recent to occur of the Filing Date or the date of filing of the immediately prior Reduction Amendment or Other Amendment, and (iii) if one or more Reduction Amendments cannot be filed with the California Secretary of State without obtaining approval of some or all of the shareholders of the Corporation, the Corporation shall not be required to file such Reduction Amendments, and in that case it shall follow the procedure indicated in clause (ii) above, and when all of the authorized shares of Class A Common Stock have been converted or otherwise reacquired by the Corporation the Class A Common Stock shall be automatically eliminated and these Amended and Restated Articles of Incorporation shall be amended to eliminate any statement of rights, preferences, privileges and restrictions relating solely to the Class A Common Stock.

     D.  CLASS B COMMON STOCK.

         1.  DIVIDENDS AND DISTRIBUTIONS.  Subject to the provisions of Section
C.1 of this Article III, dividends and distributions may be declared and paid or made upon the Class B Common Stock as may be permitted by applicable law.

          2. STOCK COMBINATIONS AND SUBDIVISIONS. Subject to the provisions of paragraph C.2 of this Article III, the Class B Common Stock may be combined or subdivided in such manner as may be permitted by applicable law.

          3. VOTING. The holders of the Class B Common Stock shall have the voting rights set forth below in addition to the rights set forth in Section C.3 of this Article III:

              (a) With respect to the election of the Board of Directors (whether such election is by vote at a meeting of shareholders or by written consent of shareholders), the holders of Class B Common Stock, voting as a separate class, shall be entitled to elect that number of Directors which is the largest integral number which is less than fifty percent (50%) of the authorized number of Directors. Such election shall be from a slate of Director nominees separate from a slate of Director nominees from which holders of Class A Common Stock and Class B Common Stock voting as a single class shall elect Directors. Vacancies on the Board of Directors created by
(i) the death, resignation or removal of a Director who was elected by the holders of Class B Common Stock or (ii) by an increase in the authorized number of Directors, if such vacancy is to be filled by the holders of Class B Common Stock voting as a separate class in accordance with the immediately preceding sentence, may be filled by those Directors (acting by majority vote, though less than a quorum, or by the act of a sole remaining Director) who were elected by the holders of Class B Common Stock.

              (b) The holders of Class B Common Stock will be entitled to vote as a separate class on the removal, with or without cause, of any Director elected by the holders of Class B Common Stock; provided that, to the extent permitted by applicable law, any such Director may be removed for cause by the Board of Directors.

              (c) The Corporation shall not, without the vote or written consent of the holders of a majority of the then outstanding shares of Class B Common Stock, voting together as a single class:

                  (i) increase the total number of authorized shares of Class A Common Stock; or

                  (ii) amend these Amended and Restated Articles of Incorporation or the Corporation's Bylaws if such amendment would change any of the rights, preferences or privileges provided for the benefit of the Class B Common Stock or would increase the rights, preferences or privileges of the Class A Common Stock.

              (d) At any meeting of the Corporation's shareholders at which directors are elected or at which a vote is taken on the removal of a director or directors elected by the holders of Class B Common Stock pursuant to subsection D.3(a) of this Article III, then, in addition to any other quorum requirement which must be satisfied, the presence, either in person or by proxy, of the holders of a majority of the then outstanding shares of Class B Common Stock shall be required to constitute a quorum for such meeting.

     E. VOTING RIGHTS IF ONLY ONE CLASS OUTSTANDING. Notwithstanding anything in these Amended and Restated Articles of Incorporation to the contrary, the holders of Class B Common Stock shall have exclusive voting power on all matters at any time when no shares of

Class A Common Stock or Preferred Stock are issued and outstanding and the holders of Class A Common Stock shall have exclusive voting power on all matters at any time when no shares of Class B Common Stock or Preferred Stock are issued and outstanding.

                                 ARTICLE IV

     A. LIABILITY FOR MONETARY DAMAGES. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. INDEMNIFICATION. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set for in Section 204 of the Corporations Code.

                                  ARTICLE V

     Effective on the first date when the Corporation has outstanding securities designated as qualified for trading as a national market system security on the National Association of Securities Dealers Automated Quotation System (or any successor national market system) and has at least 800 holders of its equity securities as of the record date for the Corporation's most recent annual meeting of shareholders, the ability of shareholders to cumulate votes in the election of directors shall be automatically eliminated.

     THIRD: The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     FOURTH: The foregoing Amended and Restated Articles of Incorporation may be adopted with approval by the Board of Directors alone on the basis of Sections 510(b)(1), 510(b)(2) and 510(f) of the Corporations Code because (i) all of the authorized shares of the Corporation's Series A Convertible Preferred Stock have been reacquired by the Corporation and the Articles of Incorporation are being amended to reduce the authorized number of shares of Preferred Stock, the class to which the Series A Convertible Preferred Stock belonged, by the number of shares so reacquired and to eliminate any statement of rights, preferences, privileges and restrictions relating solely to that series, and
(ii) less than all of the authorized, issued and outstanding shares of the Corporation's Class A Common Stock have been reacquired by the Corporation, and, as required by Article III, paragraph 4(g) of the Corporation's Articles of Incorporation, the Articles of Incorporation are being amended to reduce the authorized number of shares of Class A Common Stock by the number of shares so reacquired.

     James L. Bildner and George K. Ross further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Dated:  July 15, 1998, at Walnut Creek, California
        -------------


/s/ James L. Bildner
-----------------------------
James L. Bildner
Chairman of the Board and
Chief Executive Officer



/s/ George K. Ross
-----------------------------
George K. Ross
Executive Vice President and
Chief Financial Officer